Exhibit 99.1

Press Release

MagnaChip Reports Fourth Quarter 2016 Financial Results

SEOUL, South Korea and SAN JOSE, Calif., February 9, 2017 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced financial results for the fourth quarter ended December 31, 2016.

Revenue for the fourth quarter of 2016 was $180.5 million, a decline of 6.2% compared to $192.3 million for the third quarter of 2016, and up 18.4% as compared to $152.4 million for the fourth quarter of 2015. Revenue in the fourth quarter was at the high end of the previous guidance range provided in October 2016, and was consistent with the Company’s pre-announcement of fourth quarter financial results on January 10, 2017.

Revenue for the 2016 full year was $688.0 million, an increase of 8.6% from $633.7 million in 2015. The 2016 figure included $10 million of revenue from a 6” fab closed in February 2016, whereas 2015 included $74 million in revenue from that same 6” fab.

Foundry Services Group revenue in the fourth quarter of 2016 was $77.8 million, a sequential increase of 5.3% from $73.9 million, marking the third consecutive quarter of growth. Foundry Services revenue in the fourth quarter increased 18.2% from revenue of $65.8 million in the fourth quarter of 2015.

Revenue in the Standard Products Group was $102.5 million in the fourth quarter, a sequential decline of 13.4% from $118.3 million in the prior quarter, due primarily to seasonal factors in display products. Standard Products Group revenue in the fourth quarter increased 18.6% from $86.5 million in the fourth quarter of 2015.

Total gross profit in the fourth quarter was $46.1 million, or 25.5%, as compared with gross profit of $39.1 million, or 20.4%, for the third quarter of 2016 and $29.9 million or 19.6%, for the fourth quarter of 2015. Gross profit and gross profit margin figures in the fourth quarter were at the highest levels in more than three years. The gross profit margin in the fourth quarter of 2016 exceeded the high-end of the guidance range provided in October 2016 by 150 basis points.

Foundry gross profit margin was 30.3% in the fourth quarter of 2016, as compared with 23.5% in the third quarter of 2016, and 22.7% in the fourth quarter of 2015. Standard Products Group gross profit margin was 21.8% in the fourth quarter of 2016, as compared with 18.3% in the third quarter of 2016 and 17.2% in the fourth quarter of 2015.

Net loss, on a GAAP basis, for the fourth quarter of 2016 was $49.8 million or $1.42 per basic share as compared with net income in the third quarter of 2016 of $29.9 million or $0.86 per basic share and $0.85 per diluted share, and as compared to net income of $22.9 million or $0.66 per basic and diluted share for the fourth quarter of 2015. The net loss in the fourth quarter of 2016 was attributable primarily to a non-cash foreign exchange loss on the Company’s intercompany loans.

Adjusted Net Income, a non-GAAP financial measure, for the fourth quarter of 2016 totaled $1.6 million or $0.05 per basic share and $0.04 per diluted share, compared to Adjusted Net Loss of $1.3 million or $0.04 per basic share in the third quarter of 2016, and compared to Adjusted Net Income of $5.2 million or $0.15 per basic and diluted share in the fourth quarter of 2015.

Adjusted EBITDA in the fourth quarter of 2016 was $14.1 million as compared with $9.9 million in the third quarter of 2016 and a negative $1.2 million in the fourth quarter of 2015.

“The financial results in the fourth quarter of 2016 and the full year continue to reflect the operational progress we’ve made in our business turnaround,” said YJ Kim, Chief Executive Officer of MagnaChip. “Our key priorities in 2017 include a plan to achieve higher gross profit margin, improve overall profitability and invest in initiatives to fuel long-term growth.”

The Company this month launched a new headcount reduction plan that is expected to be two to three times larger than a 2016 program, which resulted last year in a reduction in headcount of 169 employees. The expected payback period is estimated at approximately 1.5 years, with estimated annual cost savings from $20 million to $27 million, depending upon the final size of the workforce reduction. The Company expects to use $30-40 million of the proceeds from the Exchangeable Senior Notes Offering completed earlier this year to pay severance and other benefits to affected employees.

In commenting on the fourth quarter financial results, Chief Financial Officer Jonathan Kim said, “Gross profit margin exceeded our expectation, due primarily to a richer-than-expected product mix and a larger-than expected increase in foundry revenue. Gross margin for the AMOLED product line continued to exceed the corporate average in the fourth quarter despite a seasonal slowdown in revenue.” Mr. Kim added, “We believe our gross profit margin and Adjusted EBITDA will increase sequentially throughout 2017 beginning in the second quarter, based on our current view of the business as well as our assumptions of the cost reductions we expect to achieve from the current headcount reduction program.”

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $83.4 million at the end of the fourth quarter of 2016, an increase from $75.4 million at the end of the third quarter of 2016. In the fourth quarter of 2016, MagnaChip received proceeds of $18.2 million in advance, including $1.7 million valued added tax, related to the sale of a building that housed a 6” wafer fab that was closed in February 2016. The Company is required to perform certain removal construction work that is expected to be completed by the end of March 2017. Accordingly, once the construction obligation is completed, the proceeds will be recorded as cash and cash equivalents on the consolidated balance sheet.

The following table sets forth information relating to our operating segments:

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Sales
Foundry Services Group	$77,809	$65,822	$273,961	$290,775
Standard Products Group
Display Solutions	64,796	53,895	281,967	207,480
Power Solutions	37,718	32,576	131,468	134,814

Total Standard Products Group	102,514	86,471	413,435	342,294
All other	139	137	573	643

Total net sales	$180,462	$152,430	$687,969	$633,712

	Three Months Ended December 31, 2016		Three Months Ended December 31, 2015
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$23,592	30.3%	$14,935	22.7%
Standard Products Group	22,358	21.8	14,878	17.2
All other	139	100.0	89	65.0

Total gross profit	$46,089	25.5%	$29,902	19.6%

	Year Ended December 31, 2016		Year Ended December 31, 2015
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$69,412	25.3%	$66,175	22.8%
Standard Products Group	87,194	21.1	68,094	19.9
All other	(380)	(66.3)	595	92.5

Total gross profit	$156,226	22.7%	$134,864	21.3%

Fourth Quarter and Recent Company Highlights

•	MagnaChip Selected as “2016 Best Supplier” by LG Display. The award is the highest possible level of recognition presented to a supplier by LG Display for delivering outstanding product quality.

•	MagnaChip Priced Upsized Offering of 5.00% Exchangeable Senior Notes after the initial purchasers exercised an over-allotment option. The offering totaled $86.25 million aggregate principal amount of notes, taking into account the over-allotment option exercised by the initial purchasers.

•	MagnaChip Announces Cost Competitive 0.13 micron Slim Flash Process Technology

•	MagnaChip to Offer 0.13 micron EEPROM-based RF-CMOS technology

•	MagnaChip Offers 0.35 micron 700V Ultra High Voltage Process Technology

Business Outlook

For the first quarter of 2017, MagnaChip anticipates:

•	Revenue to be in the range of $157 million to $163 million, a sequential decline of 9.7% to 13%, reflecting both a typical first quarter seasonal decline and the timing of new AMOLED products previously described during our last earnings call in October 2016. The first quarter revenue outlook represents year-on-year growth as compared to total revenue of $148.1 million in the first quarter of 2016

•	Gross profit is anticipated to be in the range of 24% to 26%, about flat with Q4 2016, and above the 23.1% gross profit margin in the first quarter of 2016.

Conference Call

MagnaChip will hold a conference call on Feb. 10 at 8 a.m. ET to discuss the fourth quarter 2016 financial results. The conference call will be webcast live and is also available by dialing toll-free at 1-844-536-5472. International call-in participants can dial toll-free at 1-614-999-9318. The conference ID number is 58406105. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 8 a.m. ET start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com.

A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 58406105.

About MagnaChip Semiconductor Corporation

MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer, communication, industrial and computing applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with a 30-year operating history, owns a portfolio of more than 3,400 registered and pending patents, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including fourth quarter 2016 revenue and gross profit expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2016 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

# # #

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$180,462	$192,296	$152,430	$687,969	$633,712
Cost of sales	134,373	153,157	122,528	531,743	498,848
Gross profit	46,089	39,139	29,902	156,226	134,864
Gross profit %	25.5%	20.4%	19.6%	22.7%	21.3%
Operating expenses
Selling, general and administrative expenses	23,112	20,082	18,653	89,094	94,378
Research and development expenses	17,748	18,439	18,879	72,180	83,420
Restructuring gain	—	—	—	(7,785)	—
Total operating expenses	40,860	38,521	37,532	153,489	177,798
Operating income (loss)	5,229	618	(7,630)	2,737	(42,934)
Interest expense	(4,053)	(4,055)	(4,081)	(16,238)	(16,268)
Foreign currency gain (loss), net	(49,628)	33,174	17,080	(15,360)	(42,531)
Other income, net	561	887	617	2,990	1,779
Income (loss) before income tax expenses	(47,891)	30,624	5,986	(25,871)	(99,954)
Income tax expenses (benefits)	1,899	758	(16,868)	3,744	(15,087)
Net income (loss)	$(49,790)	$29,866	$22,854	$(29,615)	$(84,867)
Earnings (loss) per common share :
- Basic	$(1.42)	$0.86	$0.66	$(0.85)	$(2.47)
- Diluted	$(1.42)	$0.85	$0.66	$(0.85)	$(2.47)
Weighted average number of shares—Basic	35,068,330	34,849,805	34,698,777	34,833,967	34,380,517
Weighted average number of shares—Diluted	35,068,330	35,302,706	34,713,034	34,833,967	34,380,517

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME (LOSS)

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss)	$(49,790)	$29,866	$22,854	$(29,615)	$(84,867)
Adjustments:
Interest expense, net	3,987	3,996	4,020	15,983	16,039
Income tax expenses (benefits)	1,899	758	(16,868)	3,744	(15,087)
Depreciation and amortization	6,625	6,539	6,424	25,416	26,490
EBITDA	(37,279)	41,159	16,430	15,528	(57,425)
Restructuring and other	—	—	—	(1,286)	—
Equity-based compensation expense	877	1,462	398	3,843	2,768
Foreign currency loss (gain), net	49,627	(33,174)	(17,080)	15,360	42,531
Derivative valuation loss (gain), net	273	32	(61)	272	516
Restatement related expenses	597	476	(891)	6,970	$12,372
Adjusted EBITDA	$14,095	$9,955	$(1,204)	$40,687	$762
Net income (loss)	$(49,790)	$29,866	$22,854	$(29,615)	$(84,867)
Adjustments:
Restructuring and other	—	—	—	(1,286)	—
Equity-based compensation expense	877	1,462	398	3,843	2,768
Foreign currency loss (gain), net	49,627	(33,174)	(17,080)	15,360	42,531
Derivative valuation loss (gain), net	273	32	(61)	272	516
Restatement related expenses	597	476	(891)	6,970	12,372
Adjusted Net Income (Loss)	$1,584	$(1,338)	$5,220	$(4,456)	$(26,680)
Adjusted Net Income (Loss) per common share:
- Basic	$0.05	$(0.04)	$0.15	$(0.13)	$(0.78)
- Diluted	$0.04	$(0.04)	$0.15	$(0.13)	$(0.78)
Weighted average number of shares – Basic	35,068,330	34,849,805	34,698,777	34,833,967	34,380,517
Weighted average number of shares – Diluted	35,503,993	34,849,805	34,713,034	34,833,967	34,380,517

We present Adjusted EBITDA and Adjusted Net Income (Loss) as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) restructuring and other, (ii) equity-based compensation expense, (iii) foreign currency loss (gain), net, (iv) derivative valuation loss (gain), net and (v) restatement related expenses. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expenses (benefits) and depreciation and amortization. We prepare Adjusted Net Income (Loss) by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income (Loss) is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income (Loss) for the periods as net income (loss), adjusted to exclude (i) restructuring and other, (ii) equity-based compensation expense, (iii) foreign currency loss (gain), net, (iv) derivative valuation loss (gain), net, and (v) restatement related expenses.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$83,355	$90,882
Restricted cash	18,251	—
Accounts receivable, net	61,775	63,498
Inventories, net	57,048	57,619
Other receivables	5,864	31,932
Prepaid expenses	8,137	7,075
Current deferred income tax assets	37	34
Hedge collateral	3,150	6,000
Other current assets	5,076	3,194

Total current assets	242,693	260,234

Property, plant and equipment, net	179,793	191,985
Intangible assets, net	3,085	2,629
Long-term prepaid expenses	9,556	12,117
Deferred income tax assets	193	238
Other non-current assets	6,632	6,897

Total assets	$441,952	$474,100

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$51,509	$55,476
Other accounts payable	12,272	10,961
Accrued expenses	60,365	76,721
Deferred revenue	11,092	10,060
Deposits received	16,549	8,165
Other current liabilities	1,654	5,128

Total current liabilities	153,441	166,511

Long-term borrowings, net	221,082	220,375
Accrued severance benefits, net	129,225	134,148
Other non-current liabilities	10,318	15,396

Total liabilities	514,066	536,430

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 41,627,103 shares issued and 35,048,338 outstanding at December 31, 2016 and 41,147,707 shares issued and 34,568,942 outstanding at December 31, 2015	416	411
Additional paid-in capital	130,189	124,618
Accumulated deficit	(125,825)	(96,210)
Treasury stock, 6,578,765 shares at December 31, 2016 and 2015, respectively	(90,918)	(90,918)
Accumulated other comprehensive income (loss)	14,024	(231)

Total stockholders’ deficit	(72,114)	(62,330)

Total liabilities and stockholders’ equity	$441,952	$474,100

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2015
Cash flows from operating activities
Net loss	$(49,790)	$(29,615)	$(84,867)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	6,625	25,416	26,490
Provision for severance benefits	823	14,432	15,289
Amortization of debt issuance costs and original issue discount	180	707	660
Loss on foreign currency, net	57,066	18,884	46,984
Stock-based compensation	877	3,843	2,768
Restructuring gain	—	(7,785)	—
Other	(318)	103	2,434
Changes in operating assets and liabilities
Accounts receivable, net	(692)	285	3,299
Inventories, net	8,855	(557)	12,929
Other receivables	(1,089)	19,125	(21,463)
Other current assets	4,490	5,000	11,339
Deferred tax assets	34	65	372
Accounts payable	(11,251)	(4,163)	(12,605)
Other accounts payable	(1,839)	(6,603)	(10,892)
Accrued expenses	5,782	(16,305)	(1,679)
Deferred revenue	(988)	1,674	8,136
Other current liabilities	(1,462)	(5,331)	(1,210)
Other non-current liabilities	(162)	(1,574)	3,105
Payment of severance benefits	(1,174)	(15,352)	(11,394)
Other	5,595	5,382	328
Net cash provided by (used in) operating activities	21,562	7,631	(9,977)
Cash flows from investing activities
Proceeds from settlement of hedge collateral	—	6,317	10,841
Payment of hedge collateral	(1,058)	(3,552)	(17,182)
Proceeds from disposal of plant, property and equipment	503	688	9,886
Purchase of property, plant and equipment	(7,382)	(18,727)	(6,350)
Payment for intellectual property registration	(295)	(1,049)	(742)
Collection of guarantee deposits	143	619	636
Payment of guarantee deposits	(8)	(193)	(675)
Other	14	23	195
Net cash used in investing activities	(8,083)	(15,874)	(3,391)
Cash flows from financing activities
Proceeds from issuance of common stock	230	1,732	3,436
Net cash provided by financing activities	230	1,732	3,436
Effect of exchange rates on cash and cash equivalents	(5,782)	(1,016)	(1,620)
Net increase (decrease) in cash and cash equivalents	7,927	(7,527)	(11,552)
Cash and cash equivalents
Beginning of the period	75,428	90,882	102,434
End of the period	$83,355	$83,355	$90,882

Supplemental disclosure of non-cash investing activity
Restricted cash received from sale of property, plant and equipment	$(16,917)	$(16,917)	$—